For Release: February 28, 2012
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the fourth quarter 2011
(All dollars are in thousands, except per share amounts, unless otherwise noted)

The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for fourth quarter 2011 earnings, dated February 28, 2012, and the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

This earnings supplement contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.

The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These risks and uncertainties are described in the “Risk Factors” section included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and the discussion of risks and uncertainties set forth elsewhere in that report and include such risks and uncertainties as:

•
risks related to the Company's student loan portfolio, such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the Company's student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”), risks related to the use of derivatives to manage exposure to interest rate fluctuations, and potential losses from loan defaults, changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads;

•
risks related to the Company's funding requirements, including the Company's ability to maintain credit facilities or obtain new facilities, the ability of lenders under the Company's credit facilities to fulfill their lending commitments under these facilities, the Company's ability to satisfy debt obligations secured by student loan assets and related collateral, and changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to carry education loans;

•
risks from changes in the student loan and educational credit and services marketplace resulting from the implementation of, or changes in, applicable laws, regulations, and government programs, including the discontinuance of private sector student loan originations under the FFEL Program effective July 1, 2010, and new regulations effective July 1, 2011 that could affect enrollment at for-profit schools, the uncertain nature of the potential impact of the Department's new loan consolidation initiative or similar consolidation programs, and the Company’s ability to maintain or increase volumes under its loan servicing contract with the Department to service federally-owned student loans and to comply with servicing agreements with third-party customers for the service of loans under the Federal Direct Loan and FFEL Programs;

•	risks from changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
risks associated with litigation, complex government regulations, changes in general economic conditions (which have recently led to higher rates of student loan defaults), changes in credit market conditions, and related party transactions; and

•	uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Reclassifications

Certain amounts previously reported within the Company's consolidated statements of income have been reclassified to conform to the current period presentation. These reclassifications include:

•	Reclassifying “software services revenue” to “loan and guaranty servicing revenue."

•
Reclassifying “professional and other services,” “occupancy and communications,” “postage and distribution,” “advertising and marketing,” and “trustee and other debt related fees” to “other” operating expenses.

•	Reclassifying student list amortization, which was previously included in “advertising and marketing” to “depreciation and amortization.”

The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

Condensed Consolidated Statements of Income

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Loan interest	$157,798	158,809	159,248	610,781	649,406
Amortization/accretion of loan premiums/discounts and deferred origination costs, net	(1,359)	(1,854)	(10,180)	(21,095)	(50,731)
Investment interest	914	672	1,782	3,168	5,256
Total interest income	157,353	157,627	150,850	592,854	603,931
Interest expense:
Interest on bonds and notes payable	64,062	60,866	54,515	228,289	232,860
Net interest income	93,291	96,761	96,335	364,565	371,071
Less provision for loan losses	7,000	5,250	6,000	21,250	22,700
Net interest income after provision for loan losses	86,291	91,511	90,335	343,315	348,371
Other income (expense):
Loan and guaranty servicing revenue	50,960	42,549	37,607	175,657	158,584
Tuition payment processing and campus commerce revenue	16,893	16,774	15,120	67,797	59,824
Enrollment services revenue	28,782	35,505	34,784	130,470	139,897
Other income	12,264	3,931	6,122	29,513	31,310
Gain on sale of loans and debt repurchases	33	—	49,810	8,340	78,631
Derivative market value and foreign currency adjustments	11,778	(13,888)	39,518	(17,807)	3,587
Derivative settlements, net	(423)	257	(5,878)	(7,840)	(14,264)
Total other income	120,287	85,128	177,083	386,130	457,569

Operating expenses:
Salaries and benefits	47,026	44,132	43,320	177,951	166,011
Cost to provide enrollment services	17,744	23,825	21,802	86,548	91,647
Depreciation and amortization	8,282	7,917	8,908	29,744	38,444
Impairment expense	—	—	26,599	—	26,599
Restructure expense	—	—	—	—	6,020
Litigation settlement	—	—	—	—	55,000
Other expenses	29,639	28,904	30,645	113,415	119,765
Total operating expenses	102,691	104,778	131,274	407,658	503,486

Income before income taxes	103,887	71,861	136,144	321,787	302,454
Income tax expense	39,008	24,410	51,057	117,452	113,420
Net income	$64,879	47,451	85,087	204,335	189,034

Earnings per common share:
Net earnings - basic	$1.37	0.98	1.76	4.24	3.82
Net earnings - diluted	$1.37	0.98	1.75	4.23	3.81

Weighted average shares outstanding:
Basic	46,996,193	48,059,747	48,118,000	47,860,824	49,127,934
Diluted	47,173,374	48,253,888	48,318,807	48,047,669	49,326,686

Condensed Consolidated Balance Sheets

	As of	As of	As of
	December 31, 2011	September 30, 2011	December 31, 2010
		(unaudited)
Assets:
Student loans receivable, net	$24,297,876	24,641,614	23,948,014
Student loans receivable - held for sale	—	—	84,987
Cash, cash equivalents, and investments	93,350	141,928	327,037
Restricted cash and investments	724,131	653,518	757,285
Goodwill	117,118	117,118	117,118
Intangible assets, net	28,374	33,074	38,712
Other assets	591,368	648,975	620,739
Total assets	$25,852,217	26,236,227	25,893,892

Liabilities:
Bonds and notes payable	$24,434,540	24,926,512	24,672,472
Other liabilities	351,472	298,232	314,787
Total liabilities	24,786,012	25,224,744	24,987,259

Shareholders' equity	1,066,205	1,011,483	906,633
Total liabilities and shareholders' equity	$25,852,217	26,236,227	25,893,892

OVERVIEW

The Company is an education services company focused primarily on providing fee-based processing services and quality education-related products and services in four core areas: loan financing, loan servicing, payment processing, and enrollment services (education planning). These products and services help students and families plan, prepare, and pay for their education and make the administrative and financial processes more efficient for schools and financial organizations. In addition, the Company earns interest income on a portfolio of federally insured student loans.

The Company has certain business objectives in place that include:

•	Continue to grow and diversify fee-based revenue

•	Manage operating costs

•	Maximize the value of existing portfolio

•	Use liquidity to capitalize on market opportunities

Achieving these business objectives has impacted and will continue to impact the financial condition and operating results of the Company.

Continue to Grow and Diversify Fee-Based Revenue

The Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program. The Company focuses primarily on expanding its fee-based products and services related to loan servicing, payment processing, and enrollment services. A summary of revenue from the Company’s fee-based operating segments is shown below.

	Three months ended December 31,
	2011	2010	$ Change	% Change
Student Loan and Guaranty Servicing	$50,960	37,607	13,353	35.5%
Tuition Payment Processing and Campus Commerce	16,893	15,120	1,773	11.7
Enrollment Services (a)	28,782	34,784	(6,002)	(17.3)
Total revenue from fee-based businesses	$96,635	87,511	9,124	10.4%

	Year ended December 31,
	2011	2010	$ Change	% Change
Student Loan and Guaranty Servicing	$175,657	158,584	17,073	10.8%
Tuition Payment Processing and Campus Commerce	67,797	59,824	7,973	13.3
Enrollment Services (a)	130,470	139,897	(9,427)	(6.7)
Total revenue from fee-based businesses	$373,924	358,305	15,619	4.4%

(a)	Enrollment services revenue has been negatively affected by the current regulatory uncertainty in the for-profit college industry, which has caused schools to decrease spending on marketing efforts.

As shown below, the Company's revenue and income before taxes related to its fee-based operating segments continues to increase. The table below includes the consolidated operating results of the Company excluding the Asset Generation and Management Operating segment. Thus, the below table reflects the operating results of the Company as if it was not generating any earnings from its student loan portfolio.

Income (loss) before taxes (a)
($5 million)	$67 million	$80 million	$91 million

(a)	Excludes restructure, impairment, and litigation charges.

Manage Operating Costs

A summary of operating expenses (excluding the cost to provide enrollment services; impairment, restructure, and litigation charges; and collection costs related to loan rehabilitation revenue) is summarized below.

	Three months ended		Increase (decrease)
	December 31, 2011	December 31, 2010	$	%
Salaries and benefits	$47,026	43,320	3,706	8.6%
Other expenses	32,916	36,570	(3,654)	(10.0)
Operating expenses, excluding cost to provide enrollment services; impairment charges; and collection costs related to loan rehabilitation revenue	79,942	79,890	52	0.1%
Cost to provide enrollment services	17,744	21,802
Impairment expense (a)	—	26,599
Collection costs related to loan rehabilitation revenue (b)	5,005	2,983
Total operating expenses	$102,691	131,274

	Three months ended		Increase (decrease)
	December 31, 2011	September 30, 2011	$	%
Salaries and benefits	$47,026	44,132	2,894	6.6%
Other expenses	32,916	32,530	386	1.2
Operating expenses, excluding cost to provide enrollment services and collection costs related to loan rehabilitation revenue	79,942	76,662	3,280	4.3%
Cost to provide enrollment services	17,744	23,825
Collection costs related to loan rehabilitation revenue (b)	5,005	4,291
Total operating expenses	$102,691	104,778

	Year ended		Increase (decrease)
	December 31, 2011	December 31, 2010	$	%
Salaries and benefits	$177,951	166,011	11,940	7.2%
Other expenses	126,044	138,868	(12,824)	(9.2)
Operating expenses, excluding cost to provide enrollment services; impairment, restructure, and litigation charges; and collection costs related to loan rehabilitation revenue	303,995	304,879	(884)	(0.3)%
Cost to provide enrollment services	86,548	91,647
Impairment expense (a)	—	26,599
Restructure expense	—	6,020
Litigation settlement (c)	—	55,000
Collection costs related to loan rehabilitation revenue (b)	17,115	19,341
Total operating expenses	$407,658	503,486

(a) As a result of the 2010 annual goodwill impairment test, the Company recorded impairment charges at two reporting units. These charges consisted of $23.9 million related to its interactive marketing business and $2.7 million related to its list marketing business.

(b) The Company incurred collection costs directly related to revenue earned from rehabilitation loans. These costs are included in "other" under the operating expense section of the consolidated statements of income and are shown separately in the above table for comparability purposes for the periods shown.

(c) On August 13, 2010, the Company reached an agreement in principal to pay $55.0 million to settle all claims associated with the "qui tam" action brought by Jon H. Oberg on behalf of the United States of America. The settlement agreement was finalized on October 25, 2010. As a result of the settlement, the Company recorded a $55.0 million pre-tax charge during the third quarter of 2010 and paid the settlement on November 3, 2010.

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable indice plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company has earned fixed rate floor income as summarized below:

	Three months ended
	December 31, 2011	September 30, 2011	December 31, 2010
Fixed rate floor income, gross	$43,573	44,080	39,131
Derivative settlements (a)	(4,200)	(3,482)	(7,435)
Fixed rate floor income, net	$39,373	40,598	31,696
Fixed rate floor income contribution to spread, net	0.64%	0.65%	0.52%

	Year ended December 31,
	2011	2010
Fixed rate floor income, gross	$164,700	151,861
Derivative settlements (a)	(20,246)	(19,618)
Fixed rate floor income, net	$144,454	132,243
Fixed rate floor income contribution to spread, net	0.60%	0.52%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

The high levels of fixed rate floor income earned during 2011 and 2010 are due to historically low interest rates.  In addition, the 2011 amount increased due to the purchase of the residual interest in $1.9 billion of consolidation loans in July 2011.  If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that are structured to substantially match the maturity of the funded assets, thereby minimizing liquidity risk. In addition, due to (i) the difference between the yield the Company receives on the loans and cost of financing within these transactions, and (ii) the servicing and administration fees the Company earns from these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of December 31, 2011, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.81 billion as detailed below.  The $1.81 billion includes approximately $340.4 million (as of December 31, 2011) of overcollateralization included in the asset-backed securitizations.  These excess net asset positions are reflected variously in the following balances on the condensed consolidated balance sheets:  "student loans receivable,net," "restricted cash and investments," and "other assets."

The forecasted cash flow presented below includes all loans currently funded in asset-backed securitizations.  As of December 31, 2011, the Company had $21.1 billion of loans included in asset-backed securitizations, which represented 87 percent of its total FFELP student loan portfolio. The forecasted cash flow does not include cash flows that the Company expects to receive related to loans funded through the Department of Education’s Conduit Program and other warehouse facilities or loans acquired subsequent to December 31, 2011.

The Company uses various assumptions, including prepayments and future interest rates, when preparing its cash flow forecast.  These assumptions are further discussed below.

Prepayments:  The primary variable in establishing a life of loan estimate is the level and timing of prepayments. Prepayment rates equal the amount of loans that prepay annually as a percentage of the beginning of period balance, net of scheduled principal payments.  A number of factors can affect estimated prepayment rates, including the level of consolidation activity and default rates.  Should any of these factors change, management may revise its assumptions, which in turn would impact the projected future cash flow. The Company’s cash flow forecast above assumes prepayment rates that are generally consistent with those utilized in the Company’s recent asset-backed securities transactions. If management used a prepayment rate assumption two times greater than what was used to forecast the cash flow, the cash flow forecast would be reduced by approximately $310 million to $370 million.

Interest rates:  The Company funds the majority of its student loans with three-month LIBOR ("LIBOR") indexed floating rate securities.  Meanwhile, the interest earned on the Company’s student loan assets are indexed primarily to a commercial paper rate ("CP").  The different interest rate characteristics of the Company’s loan assets and liabilities funding these assets result in basis risk.  The Company’s cash flow forecast assumes LIBOR will exceed CP by 12 basis points for the life of the portfolio, which approximates the historical relationship between these indices.  If the forecast is computed assuming a spread of 24 basis points between CP and LIBOR for the life of the portfolio, the cash flow forecast would be reduced by approximately $80 million to $120 million.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This Act includes changes to the FFELP student lender payment index from the commercial rate to the one-month LIBOR rate for the Special Allowance Payment calculation on outstanding FFELP loans held by student loan lenders. As of December 31, 2011, the Company had $23.4 billion of loans in which it intends to make the election to change the SAP calculation to the one-month LIBOR rate. This change mitigates the Company's exposure to basis risk and will allow the Company to better match borrowing and lending rates.

The Company uses the current forward interest rate yield curve to forecast cash flows.  A change in the forward interest rate curve would impact the future cash flows generated from the portfolio.  An increase in future interest rates will reduce the amount of fixed rate floor income the Company is currently receiving.  The Company attempts to mitigate the impact of a rise in short-term rates by hedging interest rate risks. As of December 31, 2011, the net fair value of the Company’s interest rate derivatives used to hedge loans earning fixed rate floor income was a liability of $17.8 million.

Use Liquidity to Capitalize on Market Opportunities

The Company has used and will continue to use its improved liquidity position to capitalize on market opportunities, including FFELP student loan acquisitions; strategic acquisitions and investments in its core business areas of loan financing, loan servicing, payment processing, and enrollment services (education planning); and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions.

During 2011, the Company has used its improved liquidity to accomplish the following items:

•	FFELP Student Loan Acquisitions

-	Purchased $2.8 billion of FFELP student loans

•	Acquisitions and Investments in Core Business Areas

-	Purchased contracts with more than 370 K-12 schools to provide tuition payment plan services

•	Capital Management

-	Repurchased 1,436,423 shares of common stock for $27.1 million ($18.89 per share)

-	Repurchased $74.8 million notional amount of debt recognizing a gain of $7.0 million

-	Raised the quarterly dividend paid on the Company’s common stock to $0.10 per share ($17.8 million in total dividends paid in 2011)

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission, the Company prepares financial statements in accordance with generally accepted accounting principles ("GAAP"). In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company’s operating segments on a non-GAAP performance measure referred to as “base net income” for each operating segment. While “base net income” is not a substitute for reported results under GAAP, the Company relies on “base net income” to manage each operating segment because management believes these measures provide additional information regarding the operational and performance indicators that are most closely assessed by management.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  Accordingly, financial information is reported to management on a “base net income” basis by operating segment, as these are the measures used regularly by the Company’s chief operating decision maker.  The Company’s board of directors utilizes “base net income” to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company’s results of operations.  While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income to "base net income."

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP net income	$64,879	47,451	85,087	204,335	189,034
Base adjustments:
Derivative market value and foreign currency adjustments	(11,778)	13,888	(39,518)	17,807	(3,587)
Amortization of intangible assets	4,700	4,490	4,641	17,125	22,744
Total base adjustments before income taxes	(7,078)	18,378	(34,877)	34,932	19,157
Net tax effect	2,690	(6,984)	13,254	(13,274)	(7,280)
Total base adjustments	(4,388)	11,394	(21,623)	21,658	11,877
Base net income	$60,491	58,845	63,464	225,993	200,911

Earnings (loss) per share:
GAAP net income	$1.37	0.98	1.76	4.24	3.82
Total base adjustments before two-class method of computing earnings per share (a)	0.01	—	0.01	0.03	0.03
Total base adjustments	(0.09)	0.24	(0.45)	0.45	0.24
Base net income	$1.29	1.22	1.32	4.72	4.09

(a)
The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common shareholders. The adjustment to base net income reflects the earnings allocated to holders of unvested restricted stock awards.

The following table summarizes the impact to “base net income” from a litigation settlement, restructure charges, and impairment charges recognized by the Company in 2010.

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Base net income	$60,491	58,845	63,464	225,993	200,911
Adjusted base adjustments:
Litigation settlement	—	—	—	—	55,000
Restructure expense	—	—	—	—	6,020
Impairment expense	—	—	26,599	—	26,599
Adjusted base adjustments before income taxes	—	—	26,599	—	87,619
Net tax effect	—	—	(10,108)	—	(33,295)
Total adjusted base adjustments	—	—	16,491	—	54,324
Total base adjustments before settlement and restructure expense (net of tax)	$60,491	58,845	79,955	225,993	255,235

Earnings per share:
Base net income	$1.29	1.22	1.32	4.72	4.09
Total adjusted base adjustments	—	—	0.34	—	1.11
Base net income, excluding litigation settlement, restructure expense, and impairment expense (net of tax)	$1.29	1.22	1.66	4.72	5.20

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income.”  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP.  As such, the Company recognizes changes in fair value of derivative instruments currently in earnings. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company to manage interest rate risk includes interest rate swaps and basis swaps. Management has structured the majority of the Company’s derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “derivative market value and foreign currency adjustments and derivative settlements, net” on the Company’s consolidated statements of income.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect between the U.S. dollar and Euro at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an indice based on LIBOR. Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “derivative market value and foreign currency adjustments and derivative settlements, net” on the Company’s consolidated statements of income.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds generally correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “derivative market value and foreign currency adjustments and derivative settlements, net” on the Company’s consolidated statements of income are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment. “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility related to the fair value of such instruments during the period.  Under

GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s business and asset acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Operating Segments

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments. In addition, the Company earns interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management.

The accounting policies of the Company’s operating segments are the same as those described in note 2 in the notes to the consolidated financial statements included in the Company's Annual Report filed on Form 10-K for the year ended December 31, 2011. Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. In 2010, the Company began allocating certain corporate overhead expenses to the individual operating segments. These expenses include certain corporate activities related to executive management, human resources, accounting, legal, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee-Based Operating Segments

Student Loan and Guaranty Servicing

The following are the primary service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Servicing FFELP loans

•	Originating and servicing non-federally insured student loans

•	Servicing federally-owned student loans for the Department of Education

•	Servicing and outsourcing services for guaranty agencies

•	Providing student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company's student loan portfolio and the portfolios of third parties. The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, funds management reconciliations, and claim processing. These activities are performed internally for the Company's portfolio in addition to generating external fee revenue when performed for third-party clients.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service federally-owned student loans. In September 2009, the Company began servicing loans under this contract. The contract spans five years with one five-year renewal at the option of the Department.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also provides student loan servicing software, which is used internally by the Company and licensed to third-party student loan holders and servicers. This software system has been adapted so that it can be offered as a hosted servicing software solution that can be used by third parties to service various types of student loans, including Federal Direct Loan Program and FFEL Program loans.  In October 2011, the Company began hosting student loan servicing volume on its servicing software platforms to a significant customer. The Company earns a monthly fee from remote hosting customers for each unique borrower on the Company's platform. As of December 31, 2011, 9.6 million borrowers were hosted on the Company's hosted servicing software solution platforms. In addition, this operating segment provides information technology products and services, with core areas of business in educational loan software solutions, technical consulting services, and enterprise content management solutions.

Tuition Payment Processing and Campus Commerce

The Company’s Tuition Payment Processing and Campus Commerce operating segment provides products and services to help students and families manage the payment of education costs at all levels (K-12 and higher education).  It also provides innovative education-focused technologies, services, and support solutions to help schools with the everyday challenges of collecting and processing commerce data.

In the K-12 market, the Company offers actively managed tuition payment plans, as well as assistance with financial needs assessment and donor management. The Company offers two principal products to the higher education market: actively managed tuition payment plans and campus commerce technologies and payment processing. On June 30, 2011, the Company purchased contracts with more than 370 K-12 schools to provide tuition payment plan services. This increased the number of K-12 schools the Company works with by eight percent.

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing services) and helping students plan and prepare for life after high school and/or military service (publishing services and resource centers). Interactive marketing products and services include agency of record services, qualified inquiry generation, pay per click services, inquiry management software, and other marketing management, along with call center solutions. The inquiry management software allows schools to manage their inquiry flow and perform analytics on the inquiries received by the school. The majority of interactive marketing revenue is derived from fees that are earned through the delivery of qualified inquiries or clicks to colleges and universities. List marketing services include providing lists to help higher education institutions and businesses reach the middle school, high school, college bound high school, college, and young adult market places. Publishing services include test preparation study guides, school directories and databases, and career exploration guides.  Resource centers include online courses, scholarship search and selection data, career planning, and on-line information about colleges and universities.

Asset Generation and Management Operating Segment

The Asset Generation and Management Operating Segment includes the acquisition, management, and ownership of the Company’s student loan assets, which was historically the Company’s largest product and service offering. The Company generates a substantial portion of its earnings from the spread, referred to as the Company’s student loan spread, between the yield it receives on its student loan portfolio and the associated costs to finance such portfolio. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan spread earned on its portfolio, all costs and activity associated with managing the portfolio, such as servicing of the assets and debt maintenance, are included in this segment.

As a result of legislation (the Reconciliation Act of 2010), effective July 1, 2010, all new federal loan originations are made by the Department of Education through the Direct Loan Program and the Company no longer originates FFELP loans. This legislation does not alter or affect the terms and conditions of existing FFELP loans.

Corporate Activity and Overhead

Included in the tables below are certain corporate activities ("Corporate Activity and Overhead"). Corporate Activity and Overhead includes the following items:

•	Income earned on certain investment activities

•	Interest expense incurred on unsecured debt transactions

•	Other products and service offerings that are not considered operating segments

Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting and finance, legal, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

Segment Operating Results – “Base Net Income”

The tables below include the operating results of each of the Company’s operating segments. Management, including the chief operating decision maker, evaluates the performance of the Company's operating segments based on their profitability. Management measures the profitability of the Company's operating segments based on “base net income.”  Accordingly, information regarding the Company's operating segments is provided based on “base net income.”  The Company's “base net income” is not a defined term within generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. While “base net income” is not a substitute for reported results under GAAP, the Company relies on “base net income” to manage each operating segment because it believes this measure provides additional information regarding the operational and performance indicators that are most closely assessed by management.

“Base net income” is the primary financial performance measure used by management to develop the Company’s financial plans, track results, and establish corporate performance targets and incentive compensation. Management believes this information provides additional insight into the financial performance of the core business activities of the Company’s operating segments. Accordingly, the tables presented below reflect “base net income,” which is the operating measure reviewed and utilized by management to manage the business, allocate resources, and evaluate performance. Reconciliations of the segment totals to the Company’s operating results in accordance with GAAP are also included in the tables below.

Income Taxes

For segment reporting, income taxes are applied based on 38% of income (loss) before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of taxes calculated for each operating segment is included in income taxes in Corporate Activity and Overhead.

Reclassifications

Certain operating segment amounts previously reported have been reclassified to conform to the current period presentation. These reclassifications include reclassifying "software services revenue" to "loan and guaranty servicing revenue" and reclassifying "depreciation and amortization," "impairment expense," "restructure expense," and "litigation settlement," which were previously included in “other expenses.” These reclassifications had no effect on any of the segments net income.

Segment Operating Results and Reconciliations to GAAP

	Three months ended December 31, 2011
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee- Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$16	2	—	18	156,742	1,496	(903)	157,353	—	157,353
Interest expense	—	—	—	—	63,641	1,324	(903)	64,062	—	64,062
Net interest income (loss)	16	2	—	18	93,101	172	—	93,291	—	93,291
Less provision for loan losses	—	—	—	—	7,000	—	—	7,000	—	7,000
Net interest income (loss)after provision for loan losses	16	2	—	18	86,101	172	—	86,291	—	86,291
Other income (expense):
Loan and guaranty servicing revenue	50,960	—	—	50,960	—	—	—	50,960	—	50,960
Intersegment servicing revenue	17,765	—	—	17,765	—	—	(17,765)	—	—	—
Tuition payment processing and campus commerce revenue	—	16,893	—	16,893	—	—	—	16,893	—	16,893
Enrollment services revenue	—	—	28,782	28,782	—	—	—	28,782	—	28,782
Other income	—	—	—	—	3,589	8,675	—	12,264	—	12,264
Gain on sale of loans and debt repurchases	—	—	—	—	33	—	—	33	—	33
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	11,778	11,778
Derivative settlements, net	—	—	—	—	(423)	—	—	(423)	—	(423)
Total other income (expense)	68,725	16,893	28,782	114,400	3,199	8,675	(17,765)	108,509	11,778	120,287
Operating expenses:
Salaries and benefits	27,424	8,075	6,483	41,982	610	4,434	—	47,026	—	47,026
Cost to provide enrollment services	—	—	17,744	17,744	—	—	—	17,744	—	17,744
Depreciation and amortization	2,196	207	827	3,230	—	352	—	3,582	4,700	8,282
Other	16,838	2,929	2,536	22,303	3,393	3,943	—	29,639	—	29,639
Intersegment expenses, net	1,056	1,337	961	3,354	17,959	(3,548)	(17,765)	—	—	—
Total operating expenses	47,514	12,548	28,551	88,613	21,962	5,181	(17,765)	97,991	4,700	102,691
Income (loss) before income taxes and corporate overhead allocation	21,227	4,347	231	25,805	67,338	3,666	—	96,809	7,078	103,887
Corporate overhead allocation	(1,189)	(396)	(396)	(1,981)	(1,982)	3,963	—	—	—	—
Income (loss) before income taxes	20,038	3,951	(165)	23,824	65,356	7,629	—	96,809	7,078	103,887
Income tax (expense) benefit	(7,615)	(1,501)	62	(9,054)	(24,835)	(2,429)	—	(36,318)	(2,690)	(39,008)
Net income (loss)	$12,423	2,450	(103)	14,770	40,521	5,200	—	60,491	4,388	64,879

	Three months ended September 30, 2011
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee- Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$15	11	—	26	157,071	1,285	(755)	157,627	—	157,627
Interest expense	—	—	—	—	59,049	2,572	(755)	60,866	—	60,866
Net interest income (loss)	15	11	—	26	98,022	(1,287)	—	96,761	—	96,761
Less provision for loan losses	—	—	—	—	5,250	—	—	5,250	—	5,250
Net interest income (loss)
after provision for loan losses	15	11	—	26	92,772	(1,287)	—	91,511	—	91,511
Other income (expense):
Loan and guaranty servicing
revenue	42,549	—	—	42,549	—	—	—	42,549	—	42,549
Intersegment servicing
revenue	16,622	—	—	16,622	—	—	(16,622)	—	—	—
Tuition payment processing
and campus commerce revenue	—	16,774	—	16,774	—	—	—	16,774	—	16,774
Enrollment services revenue	—	—	35,505	35,505	—	—	—	35,505	—	35,505
Other income	—	—	—	—	3,694	237	—	3,931	—	3,931
Gain on sale of loans and
debt repurchases	—	—	—	—	—	—	—	—	—	—
Derivative market value and
foreign currency adjustments	—	—	—	—	—	—	—	—	(13,888)	(13,888)
Derivative settlements, net	—	—	—	—	507	(250)	—	257	—	257
Total other income (expense)	59,171	16,774	35,505	111,450	4,201	(13)	(16,622)	99,016	(13,888)	85,128
Operating expenses:
Salaries and benefits	25,335	7,594	6,484	39,413	694	4,025	—	44,132	—	44,132
Cost to provide enrollment
services	—	—	23,825	23,825	—	—	—	23,825	—	23,825
Depreciation and
amortization	2,005	286	784	3,075	—	352	—	3,427	4,490	7,917
Restructure expense	—	—	—	—	—	—	—	—	—	—
Other	14,420	2,302	2,129	18,851	3,311	6,742	—	28,904	—	28,904
Intersegment expenses, net	1,291	1,166	783	3,240	16,865	(3,483)	(16,622)	—	—	—
Total operating expenses	43,051	11,348	34,005	88,404	20,870	7,636	(16,622)	100,288	4,490	104,778
Income (loss) before
income taxes and corporate overhead allocation	16,135	5,437	1,500	23,072	76,103	(8,936)	—	90,239	(18,378)	71,861
Corporate overhead allocation	(963)	(321)	(321)	(1,605)	(1,605)	3,210	—	—	—	—
Income (loss) before
income taxes	15,172	5,116	1,179	21,467	74,498	(5,726)	—	90,239	(18,378)	71,861
Income tax (expense) benefit	(5,765)	(1,944)	(448)	(8,157)	(27,902)	4,665	—	(31,394)	6,984	(24,410)
Net income (loss)	$9,407	3,172	731	13,310	46,596	(1,061)	—	58,845	(11,394)	47,451

	Three months ended December 31, 2010
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee-Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$19	8	—	27	149,383	2,670	(1,230)	150,850	—	150,850
Interest expense	—	—	—	—	51,276	4,469	(1,230)	54,515	—	54,515
Net interest income (loss)	19	8	—	27	98,107	(1,799)	—	96,335	—	96,335
Less provision for loan losses	—	—	—	—	6,000	—	—	6,000	—	6,000
Net interest income (loss) after provision for loan losses	19	8	—	27	92,107	(1,799)	—	90,335	—	90,335
Other income (expense):
Loan and guaranty servicing revenue	37,607	—	—	37,607	—	—	—	37,607	—	37,607
Intersegment servicing revenue	21,771	—	—	21,771	—		(21,771)	—	—	—
Tuition payment processing and campus commerce revenue	—	15,120	—	15,120	—	—	—	15,120	—	15,120
Enrollment services revenue	—	—	34,784	34,784	—	—	—	34,784	—	34,784
Other income	—	—	—	—	4,525	1,597	—	6,122	—	6,122
Gain on sale of loans and debt repurchases	—	—	—	—	49,810	—	—	49,810	—	49,810
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	39,518	39,518
Derivative settlements, net	—	—	—	—	(5,405)	(473)	—	(5,878)	—	(5,878)
Total other income (expense)	59,378	15,120	34,784	109,282	48,930	1,124	(21,771)	137,565	39,518	177,083
Operating expenses:
Salaries and benefits	25,702	7,316	6,167	39,185	826	3,309	—	43,320	—	43,320
Litigation settlement	—	—	—	—	—	—	—	—	—	—
Cost to provide enrollment services	—	—	21,802	21,802	—	—	—	21,802	—	21,802
Depreciation and amortization	1,641	331	1,615	3,587	—	680	—	4,267	4,641	8,908
Impairment expense	—	—	26,599	26,599	—	—	—	26,599	—	26,599
Other	14,423	3,098	3,118	20,639	2,602	7,404	—	30,645	—	30,645
Intersegment expenses, net	1,063	953	686	2,702	22,267	(3,198)	(21,771)	—	—	—
Total operating expenses	42,829	11,698	59,987	114,514	25,695	8,195	(21,771)	126,633	4,641	131,274
Income (loss) before income taxes and corporate overhead allocation	16,568	3,430	(25,203)	(5,205)	115,342	(8,870)	—	101,267	34,877	136,144
Corporate overhead allocation	(1,507)	(502)	(502)	(2,511)	(2,512)	5,023	—	—	—	—
Income (loss) before income taxes	15,061	2,928	(25,705)	(7,716)	112,830	(3,847)	—	101,267	34,877	136,144
Income tax (expense) benefit	(5,723)	(1,113)	9,768	2,932	(42,875)	2,140	—	(37,803)	(13,254)	(51,057)
Net income (loss)	$9,338	1,815	(15,937)	(4,784)	69,955	(1,707)	—	63,464	21,623	85,087

Additional information:
Net income (loss)	$9,338	1,815	(15,937)	(4,784)	69,955	(1,707)	—	63,464
Plus: Impairment expense	—	—	26,599	26,599	—	—	—	26,599
Less: Net tax effect	—	—	(10,108)	(10,108)	—	—	—	(10,108)
Net income (loss), excluding impairment expense	$9,338	1,815	554	11,707	69,955	(1,707)	—	79,955

	Year ended December 31, 2011
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee- Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$58	21	—	79	590,736	5,074	(3,035)	592,854	—	592,854
Interest expense	—	—	—	—	221,675	9,649	(3,035)	228,289	—	228,289
Net interest income (loss)	58	21	—	79	369,061	(4,575)	—	364,565	—	364,565
Less provision for loan losses	—	—	—	—	21,250	—	—	21,250	—	21,250
Net interest income (loss) after provision for loan losses	58	21	—	79	347,811	(4,575)	—	343,315	—	343,315
Other income (expense):
Loan and guaranty servicing revenue	175,657	—	—	175,657	—	—	—	175,657	—	175,657
Intersegment servicing revenue	69,037	—	—	69,037	—	—	(69,037)	—	—	—
Tuition payment processing and campus commerce revenue	—	67,797	—	67,797	—	—	—	67,797	—	67,797
Enrollment services revenue	—	—	130,470	130,470	—	—	—	130,470	—	130,470
Other income	—	—	—	—	15,416	14,097	—	29,513	—	29,513
Gain on sale of loans and debt repurchases	—	—	—	—	1,433	6,907	—	8,340	—	8,340
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(17,807)	(17,807)
Derivative settlements, net	—	—	—	—	(7,228)	(612)	—	(7,840)	—	(7,840)
Total other income (expense)	244,694	67,797	130,470	442,961	9,621	20,392	(69,037)	403,937	(17,807)	386,130
Operating expenses:
Salaries and benefits	102,878	30,070	25,155	158,103	2,791	17,057	—	177,951	—	177,951
Cost to provide enrollment services	—	—	86,548	86,548	—	—	—	86,548	—	86,548
Depreciation and amortization	6,843	1,174	3,204	11,221	—	1,398	—	12,619	17,125	29,744
Other	60,442	10,192	9,425	80,059	13,381	19,975	—	113,415	—	113,415
Intersegment expenses, net	4,776	4,714	3,521	13,011	70,018	(13,992)	(69,037)	—	—	—
Total operating expenses	174,939	46,150	127,853	348,942	86,190	24,438	(69,037)	390,533	17,125	407,658
Income (loss) before income taxes and corporate overhead allocation	69,813	21,668	2,617	94,098	271,242	(8,621)	—	356,719	(34,932)	321,787
Corporate overhead allocation	(4,138)	(1,379)	(1,379)	(6,896)	(6,896)	13,792	—	—	—	—
Income (loss) before income taxes	65,675	20,289	1,238	87,202	264,346	5,171	—	356,719	(34,932)	321,787
Income tax (expense) benefit	(24,955)	(7,709)	(471)	(33,135)	(100,451)	2,860	—	(130,726)	13,274	(117,452)
Net income (loss)	$40,720	12,580	767	54,067	163,895	8,031	—	225,993	(21,658)	204,335

	Year ended December 31, 2010
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee-Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$62	32	—	94	600,098	8,109	(4,370)	603,931	—	603,931
Interest expense	—	—	—	—	215,339	21,891	(4,370)	232,860	—	232,860
Net interest income (loss)	62	32	—	94	384,759	(13,782)	—	371,071	—	371,071
Less provision for loan losses	—	—	—	—	22,700	—	—	22,700	—	22,700
Net interest income (loss) after provision for loan losses	62	32	—	94	362,059	(13,782)	—	348,371	—	348,371
Other income (expense):
Loan and guaranty servicing revenue	158,838	—	—	158,838	—	(254)	—	158,584	—	158,584
Intersegment servicing revenue	85,342	—	—	85,342	—		(85,342)	—	—	—
Tuition payment processing and campus commerce revenue	—	59,824	—	59,824	—	—	—	59,824	—	59,824
Enrollment services revenue	—	—	139,897	139,897	—	—	—	139,897	—	139,897
Other income	519	—	—	519	18,639	12,152	—	31,310	—	31,310
Gain on sale of loans and debt repurchases	—	—	—	—	73,709	4,922	—	78,631	—	78,631
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	3,587	3,587
Derivative settlements, net	—	—	—	—	(13,336)	(928)	—	(14,264)	—	(14,264)
Total other income (expense)	244,699	59,824	139,897	444,420	79,012	15,892	(85,342)	453,982	3,587	457,569
Operating expenses:
Salaries and benefits	95,293	27,180	24,827	147,300	4,524	15,849	(1,662)	166,011	—	166,011
Cost to provide enrollment services	—	—	91,647	91,647	—	—	—	91,647	—	91,647
Depreciation and amortization	5,179	1,333	7,359	13,871	3	1,826	—	15,700	22,744	38,444
Impairment expense	—	—	26,599	26,599	—	—	—	26,599	—	26,599
Restructure expense	6,040	—	—	6,040	—	(20)	—	6,020	—	6,020
Litigation settlement	—	—	—	—	—	55,000	—	55,000	—	55,000
Other	60,061	9,531	10,681	80,273	12,749	26,743	—	119,765	—	119,765
Intersegment expenses, net	5,221	3,579	2,461	11,261	85,278	(12,859)	(83,680)	—	—	—
Total operating expenses	171,794	41,623	163,574	376,991	102,554	86,539	(85,342)	480,742	22,744	503,486
Income (loss) before income taxes and corporate overhead allocation	72,967	18,233	(23,677)	67,523	338,517	(84,429)	—	321,611	(19,157)	302,454
Corporate overhead allocation	(5,856)	(1,952)	(1,952)	(9,760)	(9,759)	19,519	—	—	—	—
Income (loss) before income taxes	67,111	16,281	(25,629)	57,763	328,758	(64,910)	—	321,611	(19,157)	302,454
Income tax (expense) benefit	(25,502)	(6,189)	9,740	(21,951)	(124,928)	26,179	—	(120,700)	7,280	(113,420)
Net income (loss)	$41,609	10,092	(15,889)	35,812	203,830	(38,731)	—	200,911	(11,877)	189,034

Additional information:
Net income (loss)	$41,609	10,092	(15,889)	35,812	203,830	(38,731)	—	200,911
Plus: Litigation settlement	—	—	—	—	—	55,000	—	55,000
Plus: Restructure expense	6,040	—	—	6,040	—	(20)	—	6,020
Plus: Impairment expense	—	—	26,599	26,599	—	—	—	26,599
Less: Net tax effect	(2,295)	—	(10,108)	(12,403)	—	(20,892)	—	(33,295)
Net income (loss), excluding litigation settlement, restructure expense, and impairment expense	$45,354	10,092	602	56,048	203,830	(4,643)	—	255,235

The adjustments required to reconcile from the Company's “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, and amortization of intangible assets. These items are excluded from management's evaluation of the Company's operating results. The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Asset Generation and Management	Corporate Activity and Overhead	Total

	Three months ended December 31, 2011
Derivative market value and foreign currency adjustments	$—	—	—	(14,014)	2,236	(11,778)
Amortization of intangible assets	2,171	1,513	1,016	—	—	4,700
Net tax effect (a)	(825)	(575)	(386)	5,325	(849)	2,690
Total adjustments to GAAP	$1,346	938	630	(8,689)	1,387	(4,388)

	Three months ended September 30, 2011
Derivative market value and foreign currency adjustments	$—	—	—	(6,677)	20,565	13,888
Amortization of intangible assets	2,099	1,513	878	—	—	4,490
Net tax effect (a)	(798)	(575)	(334)	2,537	(7,814)	(6,984)
Total adjustments to GAAP	$1,301	938	544	(4,140)	12,751	11,394

	Three months ended December 31, 2010
Derivative market value and foreign currency adjustments	$—	—	—	(24,001)	(15,517)	(39,518)
Amortization of intangible assets	2,114	1,120	1,407	—	—	4,641
Net tax effect (a)	(803)	(426)	(535)	9,120	5,898	13,254
Total adjustments to GAAP	$1,311	694	872	(14,881)	(9,619)	(21,623)

	Year ended December 31, 2011
Derivative market value and foreign currency adjustments	$—	—	—	(7,571)	25,378	17,807
Amortization of intangible assets	8,470	5,005	3,650	—	—	17,125
Net tax effect (a)	(3,219)	(1,902)	(1,387)	2,877	(9,643)	(13,274)
Total adjustments to GAAP	$5,251	3,103	2,263	(4,694)	15,735	21,658

	Year ended December 31, 2010
Derivative market value and foreign currency adjustments	$—	—	—	(3,046)	(541)	(3,587)
Amortization of intangible assets	8,576	5,756	8,412	—	—	22,744
Net tax effect (a)	(3,259)	(2,189)	(3,199)	1,157	210	(7,280)
Total adjustments to GAAP	$5,317	3,567	5,213	(1,889)	(331)	11,877

(a) Income taxes are based on 38% for the individual operating segments.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Variable net student loan interest margin, net of settlements on derivatives	$53,905	58,320	61,448	218,752	241,199
Fixed rate floor income, net of settlements on derivatives	39,373	40,598	31,696	144,454	132,243
Investment interest	914	672	1,782	3,168	5,256
Corporate debt interest expense	(1,324)	(2,572)	(4,469)	(9,649)	(21,891)
Provision for loan losses	(7,000)	(5,250)	(6,000)	(21,250)	(22,700)
Net interest income after provision for loan losses (net of settlements on derivatives)	$85,868	91,768	84,457	335,475	334,107

Student Loan Servicing Volumes (dollars in millions)

Company owned	$23,139	$24,378	$26,351	$26,183	$23,727	$23,249	$22,757	$22,503	$22,650
% of Total	61.6%	56.7%	55.3%	47.0%	38.6%	34.2%	33.0%	30.2%	29.8%
Number of borrowers:
Government servicing:	441,913	1,055,896	1,530,308	2,510,630	2,804,502	2,814,142	2,666,183	2,966,706	3,036,534
FFELP servicing:	2,311,558	2,327,016	2,329,150	2,227,288	1,912,748	1,870,538	1,837,272	1,812,582	1,799,484
Total:	2,753,471	3,382,912	3,859,458	4,737,918	4,717,250	4,684,680	4,503,455	4,779,288	4,836,018

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of income.

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Change in fair value of derivatives - (expense)income	$(31,830)	(87,341)	17,405	(50,513)	(77,134)
Foreign currency transaction adjustment	43,608	73,453	22,113	32,706	80,721
Derivative market value and foreign currency adjustments - income (expense)	$11,778	(13,888)	39,518	(17,807)	3,587

Derivative Settlements, net

The following table summarizes the components of "derivative settlements, net" included in the attached condensed consolidated statements of income.

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Settlements:
Average/discrete basis swaps	$—	—	140	—	140
1:3 basis swaps	544	321	220	1,446	1,194
T-Bill/LIBOR basis swaps	9	(69)	(47)	(253)	(47)
Interest rate swaps - floor income hedges	(4,200)	(3,482)	(7,435)	(20,246)	(19,618)
Interest rate swaps - hybrid debt hedges	—	(250)	(253)	(744)	(495)
Cross-currency interest rate swaps	3,251	3,745	1,866	11,877	5,109
Other	(27)	(8)	(369)	80	(547)
Total settlements - (expense) income	$(423)	257	(5,878)	(7,840)	(14,264)

Student Loans Receivable

The tables below outline the components of the Company’s student loan portfolio:

	As of	As of
	December 31, 2011	December 31, 2010
	Held for investment	Held for investment	Held for sale (a)
Federally insured loans:
Stafford and other	$7,480,182	7,927,525	—
Consolidation	16,852,527	15,830,174	—
Total	24,332,709	23,757,699	—
Non-federally insured loans	26,916	26,370	84,987
	24,359,625	23,784,069	84,987
Unamortized loan (discount) premium and deferred origination costs, net	(13,267)	207,571	—
Allowance for loan losses – federally insured loans	(37,205)	(32,908)	—
Allowance for loan losses – non-federally insured loans	(11,277)	(10,718)	—
	$24,297,876	23,948,014	84,987

Allowance for federally insured loans as a percentage of such loans	0.15%	0.14%

Allowance for non-federally insured loans as a percentage of such loans	41.90%	40.64%

(a)
On January 13, 2011, the Company sold a portfolio of non-federally insured loans for proceeds of $91.3 million (100% of par value).  The Company retained credit risk related to this portfolio and will pay cash to purchase back any loans which become 60 days delinquent.  As of December 31, 2010, the Company classified this portfolio as held-for-sale and the loans were carried at fair value.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Year ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Variable student loan yield, gross	2.59%	2.57%	2.65%	2.58%	2.64%
Consolidation rebate fees	(0.74)	(0.73)	(0.69)	(0.72)	(0.68)
Premium/discount and deferred origination costs amortization/accretion (a)	(0.02)	(0.03)	(0.17)	(0.09)	(0.20)
Variable student loan yield, net	1.83	1.81	1.79	1.77	1.76
Student loan cost of funds - interest expense	(0.91)	(0.82)	(0.81)	(0.84)	(0.83)
Student loan cost of funds - bonds and notes payable discount accretion (a)	(0.11)	(0.11)	—	(0.06)	—
Student loan cost of funds - derivative settlements	0.06	0.06	0.03	0.05	0.03
Variable student loan spread	0.87	0.94	1.01	0.92	0.96
Fixed rate floor income, net of settlements on derivatives	0.64	0.65	0.52	0.60	0.52
Core student loan spread	1.51%	1.59%	1.53%	1.52%	1.48%

Average balance of student loans	$24,505,476	24,794,416	24,287,779	24,045,003	25,212,190

Average balance of debt outstanding	24,590,560	24,979,332	24,334,964	24,237,459	25,327,210

(a)
On July 8, 2011, the Company purchased the residual interest in $1.9 billion of consolidation loans and recorded the loans and related debt at fair value resulting in the recognition of a significant student loan discount and bonds and notes payable discount. These discounts are being accreted using the effective interest method over the lives of the underlying assets/liabilities.

Fixed Rate Floor Income

	Borrower/	Estimated	Balance of
Fixed	lender	variable	assets earning fixed-rate
interest	weighted	conversion	floor income as of
rate range	average yield	rate (a)	December 31, 2011
< 3.0%	2.88%	0.24%	$1,724,692
3.0 - 3.49%	3.20%	0.56%	2,004,077
3.5 - 3.99%	3.65%	1.01%	1,963,495
4.0 - 4.49%	4.20%	1.56%	1,500,233
4.5 - 4.99%	4.72%	2.08%	853,672
5.0 - 5.49%	5.24%	2.60%	570,032
5.5 - 5.99%	5.67%	3.03%	346,414
6.0 - 6.49%	6.18%	3.54%	404,603
6.5 - 6.99%	6.70%	4.06%	361,069
7.0 - 7.49%	7.17%	4.53%	142,132
7.5 - 7.99%	7.70%	5.06%	239,146
8.0 - 8.99%	8.17%	5.53%	537,512
> 9.0%	9.04%	6.40%	252,656
			$10,899,733

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate.  As of December 31, 2011, the short-term interest rate was 20 basis points.

The following table summarizes the outstanding derivative instruments as of December 31, 2011 used by the Company to hedge loans earning fixed rate floor income.

	Notional	Weighted average fixed rate paid by the Company (a)
Maturity	amount
2013	$2,150,000	0.85%
2014	750,000	0.85
2015	100,000	2.26
2020	50,000	3.23
	$3,050,000	0.87%

(a)For all interest rate derivatives, the Company receives discrete three-month LIBOR.